AMENDMENT TO EMPLOYMENT AGREEMENT

(Robert P. Powers)

This Amendment is made by and between American Electric Power Service Corporation, on behalf of itself, American Electric Power Company, Inc., and the other subsidiary companies, divisions, organizations or affiliated entities (collectively referred to as “AEP”) and Robert P. Powers (the “Employee”) to the Employment Agreement between AEP and the Employee dated July 29, 1998, as amended (the “Employment Agreement”).

WHEREAS, AEP and the Employee intend that any deferral of compensation by or for the benefit of the Employee that is subject to the requirements of section 409A of the Internal Revenue Code comply with such requirements; and

WHEREAS, AEP and the Employee have identified certain provisions of the Employment Agreement that should be amended to better ensure such compliance;

NOW, THEREFORE, AEP and the Employee agree as follows:

1.           Section IV of the Employment Agreement (Supplemental Retirement Benefit) is amended to read as follows:

“Section IV:  Benefit from the Excess Benefit Plan

4.01         The Employee’s benefit under the American Electric Power Excess Benefit Plan shall be calculated as follows:

(a)	The Employee shall be credited with seventeen year of service in addition to the number of years the Employee actually works for AEP;

(b)
The benefit shall take into account the eligible compensation received by the Employee during the term of this Employment Agreement, including earned MICP awards and excluding earned PSIP and NPIP awards; and

(c)
The calculated benefit to which the Employee is entitled shall be reduced by any retirement benefit the Employee is entitled to receive from all qualified and non-qualified plans sponsored by any prior employer of the Employee.  The Employee shall provide AEP with a list of such other plans within a reasonable time prior to the date the Employee’s benefits from the American Electric Power Excess Benefit Plan are scheduled to commence.

4.02           The Employee’s benefit under the American Electric Power Excess Benefit Plan, calculated in accordance with Section 4.01 of the Employment Agreement, shall be paid in accordance with the payment option applicable to the Employee under the terms of the American Electric Power Excess Benefit Plan.

4.03           In the event the Agreement is terminated due to the death of the Employee, the Employee’s beneficiary shall be entitled to the payment of a pre-retirement death benefit, calculated under the term of the American Electric Power Excess Benefit Plan, subject to the adjustments set forth in Section 4.01 except that in lieu of the offset determined under Section 4.01(c), the death benefit payable to such beneficiary shall be offset by any death benefit that any beneficiary of the Employee is entitled to receive from any qualified or non-qualified plans sponsored by any prior employer of the Employee.

4.04           The benefits provided by this Section IV shall be paid out of the general assets of AEP (except to the extent covered by the American Electric Power Service Corporation Umbrella Trust for Executives) and are in lieu of any similar benefit provided by the American Electric Power System Excess Benefit Plan as may be determined without regard to this Agreement.”

2.           In the event that any amount becomes payable by AEP to the Employee pursuant to Section 5.03(b) of the Employment Agreement, the following terms and conditions shall apply:

(A)
If AEP reasonably believes that its providing continued benefits at a reduced rate (that is, for an employee contribution that is less than the full cost of such benefits) would cause the Employee to incur excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee shall pay the full cost of such benefits and not receive any reduced rate for the first six (6) months after the date of the Employee’s separation by reason of the elimination of the Employee’s position as described in Section 5.03 (the “Separation Date”).  As soon as practicable after the date that is 6 months after the Separation Date, AEP will pay to the Employee an amount equal to the difference between the actual amount the Employee paid for the affected benefits and the amount the Employee would have paid for such benefits had the reduced rate been effective (the “Benefit Contribution Payment”).  [AEP will also pay additional amounts such that the Benefit Contribution Payment is the amount payable to the employee after payment of any federal, state, local, or other taxes.]

(B)
Notwithstanding any provision of Section 5.03(b) to the contrary, the continuation of the Employee’s pay will end once the total of the payments becomes equal to two times the lesser of (a) the Employee’s annual rate of pay for services provided to AEP in the year before the year of the Separation Date (adjusted for any increase during that year that was expected to continue indefinitely if there had been no Separation Date, or (b) the limit prescribed in Section 401(a)(17) of the Code effective in the year of the Employee’s Separation Date.  As of the date the continuation payments ended pursuant to the preceding sentence, but no earlier than six months after the date the Employee separated from service, as defined in Section 409A of the Code, the Employee will receive a second stream of payments equal to any pay continuation payments as may then be otherwise due and owing, with the first such payment also including an amount equal to the excess, if any, of (i) the total amount of continuation pay the Employee was entitled to receive during the period between the Separation Date and the date the payments pursuant to the preceding sentence ended, over (ii) the amount paid in accordance with the preceding sentence.

IN WITNESS WHEREOF, this Amendment is executed by AEP and the Employee as of the date set forth below their respective signatures.

AMERICAN ELECTRIC POWER SERVICE CORPORATION

By:  /s/ Andrew R. Carlin
Name:  Andrew R. Carlin

Date:  December 9, 2008

EMPLOYEE:

Name:  /s/ Robert P. Powers
Robert P. Powers

Date:  December 4, 2008